Exhibit 10.1

SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT (“Agreement”), dated as of January 1, 2008 (the “Effective Date”), by and between GOAL FINANCIAL, LLC, a California limited liability company (the “Administrator”) and GOAL STRUCTURED SECURITIES, LLC, a Delaware limited liability company (the “Sub-Administrator”);

WITNESSETH:

WHEREAS, GOAL CAPITAL FUNDING TRUST 2007-1, a Delaware statutory trust (the “Issuer” or the “Trust”), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Delaware trustee (the “Delaware Trustee”), THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as indenture trustee (the “Indenture Trustee”), THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as eligible lender trustee (the “Eligible Lender Trustee”) and Administrator have previously executed and delivered an Administration Agreement dated as of June 7, 2007 (as amended and supplemented from time to time, the “Administration Agreement”); and

WHEREAS, Section 1(g) of the Administration Agreement prescribes the terms and conditions upon which the Issuer Administrator may delegate any of the duties of the Administrator set forth in Section 1 of the Administration Agreement, subject to the receipt of a Rating Confirmation (as defined in the Administration Agreement);

WHEREAS, Section 1(a)(i) of the Administration Agreement provides that the Administrator agrees to perform all its duties under the Administration Agreement and the Trust Related Agreements (as defined in the Administration Agreement); and

WHEREAS, the Administrator desires to delegate certain duties to the Sub-Administrator, as set forth more fully herein; and

WHEREAS, a Rating Confirmation has been received with respect to this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions; Conflicting Terms. In this Agreement, all capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Administration Agreement. In the event that any term or provision contained in this Agreement shall conflict with or be inconsistent with any provision contained in the Administration Agreement, the terms and provisions of this Agreement shall govern.

Section 2. Delegation of Duties; Indemnification; Power-of-attorney.

(a) Administrator hereby delegates to Sub-Administrator, and Sub-Administrator hereby agrees to perform, all of the duties and obligations of the Administrator set forth in Sections 1(a), 1(b), 1(c), 1(d), 1(e), 1(h), 2 and 3 of the Administration Agreement.

(b) Sub-Administrator will indemnify the Administrator and its agents for, and hold them harmless against, any losses, liability, claim, action, suit, cost or expense, of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, incurred without negligence, misconduct or bad faith on their part, arising out of the misconduct, negligence or bad faith or other act of the Sub-Administrator in the performance of the Sub-Administrator’s duties contemplated by this Agreement.

(c) In furtherance of the foregoing, upon request from the Sub-Administrator, the Administrator shall obtain from the Issuer one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Sub-Administrator the attorney-in-fact of the Issuer for the purpose set forth therein.

Section 3. Records. The Sub-Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Administrator, the Issuer, the Indenture Trustee, the Registered Owners, the Eligible Lender Trustee, the Delaware Trustee and the Owner at any time during normal business hours.

Section 4. Compensation. As compensation for the performance of the Sub-Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Sub-Administrator shall be entitled to a fee equal to the fee payable to the Administrator as set forth in the engagement letter dated May 25, 2006 between the Issuer and the Administrator (the “Engagement Letter”). The payment of the foregoing fee shall be solely an obligation of the Issuer to be paid solely out of the Trust Estate. The compensation set forth in the Engagement Letter cannot be changed without Rating Confirmation.

Section 5. Independence of the Sub-Administrator. For all purposes of this Agreement and the Administration Agreement, the Sub-Administrator shall be an independent contractor.

Section 6. No Joint Venture. Nothing contained in this Agreement: (a) shall constitute the Sub-Administrator and any of the Administrator, the Issuer, the Indenture Trustee, the Eligible Lender Trustee, the Delaware Trustee or the Owner as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity; (b) shall be construed to impose any liability as such on any of them; or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

Section 7. Other Activities of the Sub-Administrator. Nothing herein shall prevent the Sub-Administrator or its Affiliates from engaging in other businesses or, in its or their sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Administrator, the Issuer, the Eligible Lender Trustee, the Delaware Trustee or the Indenture Trustee.

Section 8. Term of Agreement; Resignation and Removal of Sub-Administrator. Unless sooner terminated in accordance with the provisions of this Section, this Agreement shall remain in full force and effect until the dissolution of the Issuer, in which event this Agreement shall automatically terminate. The Sub-Administrator may resign its duties hereunder by providing the Administrator, the Issuer and the Rating Agencies with at least sixty (60) days’ (or such shorter period of time as to which a Rating Confirmation has been obtained) prior written notice. The Sub-Administrator may be removed upon at least ninety (90) days’ prior written notice of termination from the Administrator, or immediately upon written notice of termination from the Administrator, the Issuer, or the Indenture Trustee to the Sub-Administrator and the Rating Agencies if the Administrator is removed or resigns pursuant to the Administration Agreement. In addition, the Sub-Administrator may be removed immediately upon written notice of termination from the Administrator, the Issuer or the Indenture Trustee to the Sub-Administrator and the Rating Agencies if any of the following events shall occur:

(a) the Sub-Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten (10) days (or, if such default cannot be cured in such time, shall not give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer);

(b) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Sub-Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Sub-Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(c) the Sub-Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Sub-Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Sub-Administrator agrees that if any of the events specified in clause (a), (b) or (c) of this Section shall occur, it shall give written notice thereof to the Administrator, the Issuer, the Indenture Trustee and the Rating Agencies within seven (7) days after the happening of such event. The Sub-Administrator agrees that it will not commence or consent to the events specified in clause (c) without the prior written consent of the Issuer.

No resignation or removal of the Sub-Administrator pursuant to this Section shall be effective until (i) a successor Administrator or Sub-Administrator shall have been appointed by the Issuer (with the consent of the Delaware Trustee, the Indenture Trustee and the Eligible Lender Trustee); (ii) such successor Administrator or Sub-Administrator shall have a net worth of at least five million dollars ($5,000,000) and shall have agreed in writing to be bound by the terms of the Administration Agreement in the same manner as the Administrator or Sub-Administrator is bound hereunder; and (iii) a Rating Confirmation is obtained.

Section 9. Action Upon Termination, Resignation or Removal. Promptly upon the effective date of (i) the termination of the Administration Agreement (ii) the termination of this Agreement pursuant to Section 8 hereof, (iii) the resignation or removal of the Administrator pursuant to the Administration Agreement, or (iv) the resignation or removal of the Sub-Administrator pursuant to Section 8 hereof, the Sub-Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. Upon the termination of the Administration Agreement or resignation or removal of the Administrator pursuant to the Administration Agreement, the Sub-Administrator shall forthwith deliver to the Issuer all property and documents of or relating to the Trust Estate then in the custody of the Sub-Administrator, and upon the termination of the Agreement or resignation or removal of the Sub-Administrator, the Sub-Administrator shall forthwith deliver to the Administrator all property and documents of or relating to the Trust Estate then in the custody of the Sub-Administrator. In the event of the resignation or removal of the Administrator or the Sub-Administrator, the Sub-Administrator shall cooperate with the successor Administrator or Sub-Administrator and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator or Sub-Administrator.

Section 10. Confidential Information; Information Security Safeguards.

(a) Confidentiality. All information provided by Administrator to Sub-Administrator, whether in written, oral or visual form, and whether owned by Administrator or third parties who have entrusted it to Administrator (collectively, “Confidential Information”), shall be held in strict confidence by Sub-Administrator during the term of this Agreement. No Confidential Information shall be disclosed by Sub-Administrator to third parties or used by Sub-Administrator other than for purposes contemplated in this Agreement without the prior written consent of Administrator unless such information is:

(1) public knowledge or prior to the disclosure becomes public knowledge other than disclosure by the Administrator;

(2) in the possession of the Sub-Administrator with full rights of disclosure prior to receiving the information from the Administrator;

(3) received by the Sub-Administrator from a third party having the full right to disclose such information; or

(4) if Sub-Administrator becomes compelled to disclose any Confidential Information pursuant to applicable laws, rules or regulations (collectively, the “Requirements”), Sub-Administrator shall provide Administrator with prompt notice of any such Requirements and shall cooperate with Administrator, at Administrator’s sole expense, in seeking to obtain any protective orders or other arrangement pursuant to which the confidentiality of the Confidential Information is preserved. If such an order or arrangement is not obtained, Sub-Administrator shall disclose only that portion of the Confidential Information as is required pursuant to such Requirements. Any such required disclosure shall not, in and of itself, change the status of the disclosed information as Confidential Information under the terms of this Agreement.

The provisions of this Section shall survive the termination of this Agreement.

(b) Security. Sub-Administrator shall comply with the Federal Trade Commission’s information safeguards regulations (as such regulations appear in Title 16 of the Code of Federal Regulations, Part 314), and with respect to all “customer information” (as defined in such information safeguards regulations) and consumer information, implement and maintain an appropriate customer and consumer information security program and implement and maintain appropriate customer and consumer information safeguards as reasonably requested by Administrator. Sub-Administrator shall use secure remote communication as appropriate. In addition, Sub-Administrator shall notify Administrator promptly in the event of Sub-Administrator becoming aware of any actual or suspected security breach (e.g., physical trespass on a secure facility, computing systems intrusion or hacking, loss or theft of a laptop or desktop computer, loss or theft of printed materials or such events that are likely to result or reasonably believed to result in unauthorized access to any non-public personal information disclosed or provided by Administrator or on Administrator’s behalf to Sub-Administrator or which otherwise comes into the possession of Sub-Administrator in connection with this Agreement).

(c) Privacy. With respect to any information or data concerning customers or consumers that is disclosed or provided by Administrator (or on Administrator’s behalf) to Sub-Administrator or otherwise comes into the possession of Sub-Administrator in connection with this Agreement, Sub-Administrator agrees that Sub-Administrator and each of its Affiliates shall not sell, share or otherwise disclose to any other person or entity or use any such information or data for any purpose, except as necessary to perform the obligations of Sub-Administrator under this Agreement, and shall comply with all reuse, redisclosure, or other requirements under the Federal Trade Commission’s financial privacy rules, including those contained in 16 CFR Section 313.11, and all applicable federal, state and local consumer privacy and information security laws, rules and regulations regarding non-affiliated third parties to which non-public personal information is disclosed. Without limiting the forgoing, Sub-Administrator agrees that Sub-Administrator and each of its Affiliates is prohibited from disclosing or using any “non-public personal information” with respect to customers or consumers disclosed or provided by Administrator or on Administrator’s behalf to Sub-Administrator or which otherwise comes into the possession of Sub-Administrator in connection with this Agreement.

(d) Compliance with Applicable Laws. Sub-Administrator shall comply with all applicable federal, state and local laws, rules and regulations of any jurisdiction in the performance of this Agreement.

(e) Audit Right. Administrator shall be entitled during the term of this Agreement and six (6) months following the termination of this Agreement, but not more than once in any given calendar year (unless Administrator shall have a reasonable belief that Sub-Administrator is not in compliance with its obligations under this Agreement), to reasonably audit and inspect the processes, books and records of Sub-Administrator (during normal business hours upon reasonable notice) for the purpose of confirming compliance with its obligations under this Agreement.

Section 11. Notices. Any notice, report or other communication given hereunder shall be in writing (which shall include electronic transmissions capable of producing a written record) and addressed as follows:

If to the Sub-Administrator, to:

Goal Structured Securities, LLC

9477 Waples Street, Suite 100

San Diego, CA 92121

Attention: Seamus Garland, CFO

If to the Administrator, to:

Goal Financial, LLC

1229 King Street, 3rd Floor

Alexandria, VA 22314

Attention: Ryan Katz, CEO

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is electronically transmitted or mailed by certified mail, postage prepaid, or hand delivered to the address of such party as provided above.

Section 12. Amendments. This Agreement may be amended from time to time by written instrument signed by the parties hereto so long as a Rating Confirmation has been obtained with respect to such amendment.

Section 13. Successors and Assigns. This Agreement may not be assigned by the Sub-Administrator unless such assignment is previously consented to in writing by the Administrator, the Issuer, the Delaware Trustee, the Registered Owners, the Eligible Lender Trustee and the Indenture Trustee, and unless a Rating Confirmation has been obtained with respect to such assignment. An assignment with such consent and Rating Confirmation, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Sub-Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Sub-Administrator without the consent of the Administrator, the Issuer, the Eligible Lender Trustee, the Indenture Trustee or the Delaware Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Sub-Administrator; provided that such successor organization executes and delivers to the Administrator, the Issuer, the Eligible Lender Trustee, the Delaware Trustee and the Indenture Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of the assignment in the same manner as the Sub-Administrator is bound hereunder, and a Rating

Confirmation shall have been obtained with respect to, such assignment. Subject to the foregoing, this Agreement shall bind any such permitted successors or assigns of the parties hereto.

Section 14. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 15. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 16. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 17. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

Section 18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 19. Indemnity.

(a) The Administrator agrees that it shall pay and shall protect, indemnify and save harmless the Sub-Administrator and the Sub-Administrator’s directors, officers, employees, agents and servants, and all Persons controlling, controlled by or under common control or otherwise affiliated with the Sub-Administrator (each of the foregoing an “Indemnified Person”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, fees and expenses of counsel) of any nature (including, without limitation, under any federal, state or foreign securities laws, rules or regulations) arising from or relating to this Agreement and the transactions contemplated hereby or by any of the agreements, instruments or documents to which the Sub-Administrator may be a party, whether now existing or hereinafter arising (all of the foregoing being collectively referred to as “Indemnified Amounts”); excluding, however, Indemnified Amounts resulting from the negligence or misconduct of the Sub-Administrator in performing its obligations under this Agreement. If any action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, the Administrator will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by its counsel (which counsel shall be reasonably satisfactory to the affected Indemnified Person or Persons) and shall pay all costs of defense as incurred unless it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(b) This Section shall survive the termination of this Agreement.

Section 20. Limitation of Liability of Eligible Lender Trustee, Indenture Trustee and Delaware Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been executed by each of Wilmington Trust Company and The Bank of New York Trust Company, N.A., not in its individual capacity but solely in its capacity as Delaware Trustee, Indenture Trustee or Eligible Lender Trustee, as applicable, and in no event shall either of Wilmington Trust Company or The Bank of New York Trust Company, N.A., in its individual capacity, or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.

Section 21. No Petition. The parties hereto will not at any time institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any United States federal or state bankruptcy or similar law in connection with any obligations of the Issuer under any Basic Document as such term is defined in the Indenture. The obligations set forth in this Section shall survive termination of this Agreement.

Section 22. Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated by this Agreement, and all prior or contemporaneous agreements, understandings, representations and statements between the parties, written or oral, are merged into and superseded by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GOAL FINANCIAL, LLC
a California limited liability company

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Chief Financial Officer, Sr. VP, Secretary and Treasurer

S-9	SUB-ADMINISTRATION AGREEMENT

Goal Structured Securities, LLC a Delaware limited liability company

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Chief Financial Officer

S-10	SUB-ADMINISTRATION AGREEMENT

EXHIBIT A

POWER OF ATTORNEY

STATE OF DELAWARE	)

)

COUNTY OF NEW CASTLE	)

KNOW ALL MEN BY THESE PRESENTS, that Goal Capital Funding Trust 2007-1, as Issuer (the “Issuer”), in connection with the Sub-Administration Agreement dated as of January 1, 2008 (as the same may be amended from time to time, the “Agreement”) among the Sub-Administrator and the Administrator, does hereby make, constitute and appoint Goal Structured Securities, LLC, and its agents and attorneys, as Attorney-in-Fact to execute on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Trust Related Agreements, including, without limitation, to appear for and represent the Issuer in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to the Issuer, and with full power to perform any and all acts associated with such returns and audits that the Issuer could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restrictions on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements.

All powers of attorney for this purpose heretofore filed or executed by the Issuer are hereby revoked.

Capitalized terms that are used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

EXECUTED as of this      day of             , 2008.

GOAL CAPITAL FUNDING TRUST 2007-1

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:
Name:
Title: